Exhibit 21.1

SOLITARIO RESOURCES CORPORATION

Schedule of Subsidiaries

December 31, 2007

Solitario Resources Corporation [Colorado]
Subsidiaries-[jurisdiction] - percentage owned
- Altoro Gold Corp. [British Columbia, Canada] - 100%
      - Altoro Gold (BVI) Corp. [British Virgin Islands] - 100%
            - Minera Altoro (BVI) Ltd. [British Virgin Islands]- 100%
            - Minera Andes (BVI) Corp. [British Virgin Islands] -100%
                  - Compania Minera Andes del Sur S.A. [Bolivia] - 100%
            - Minera Altoro Brazil (BVI) Corp. [British Virgin Islands] - 100%
                  - Altoro Mineracao, Ltda. [Brazil] - 100%
- Pedra Branca do Mineracao, Ltda. [Brazil] -85% owned
- Minera Solitario Peru, S.A. [Peru] - 100%
- Minera Bongara, S.A. [Peru] - 100%
- Minera Soloco, S.A. [Peru] - 100%
- Mineracao Solitario Brazil, Ltd [Brazil]- 100%